 Exhibit 99.1

OriginOil Removes Up To 99% of Bacteria in Harvested Algae, Solving Key Barrier for Multi-Billion Dollar Industry

In 3rd party testing, OriginOil Harvester efficiently removes bacteria to extend the shelf life of algae and revolutionize the industry by enabling long distance transport and low cost processing

Los Angeles, California – December 19, 2012 –OriginOil, Inc. (OTC/BB: OOIL), the developer of a breakthrough energy production process for harvesting algae and cleaning up oil & gas water, announced today that its algae harvesting process reduces bacterial concentrations by as much as 99%. This could extend the shelf life of liquid algae concentrate from hours to days, addressing a key problem standing in the way of the multi-billion dollar algae industry. The results were achieved in lab tests under an independent university research program.

The company released a video today illustrating the shelf stability breakthrough.

 “When you harvest algae by any other means, it begins to smell very quickly, like fish”, reported Jose Sanchez, General Manager of OriginOil’s Algae Division. “Bacteria and other invaders feast on the biomass, especially the valuable oils, dramatically reducing the value of the crop within a matter of hours.”

Sanchez added, “Based on in-house incubation tests, we can extend the life of freshly-harvested algae from the present 10-12 hours to 12 days or more. We believe that this has huge implications for our industry.”

Barry Cohen, executive director of the National Algae Association, agreed emphatically.

Mr. Cohen said, “Bacteria are a key issue in the algae production industry, so I know it's going to be a key problem to be resolved for our producers. It can also affect feed, food, fuels, and other co-products made from algae — quality is key to the end user.

Executive director Cohen concluded, "Bacteria-free algae is a key component to the algae production industry.”

“Our End to End Production Model shows that you need a lot of acreage to afford on-site processing facilities,” said Riggs Eckelberry, OriginOil CEO. “Now imagine being able to make money even with a small algae farm! That can bring entrepreneurs to the table who could help our industry really take off.”

In the study, an independent university team harvested algae from both open ponds and closed systems, using a well-known centrifugal process on the one hand, and OriginOil’s Algae Appliance on the other.

The samples were then sent to an FDA-audited laboratory for analysis. When compared with centrifuging, the Algae Appliance reduced bacterial colonies by 98% in the case of open ponds, and 99% for bioreactors. The full report can be viewed at a company link.

“The algae, which has thick cell walls, survives our process, while simpler organisms are typically eliminated”, said Jose Sanchez. “We believe it’s an elegant and economical way to sanitize cultures. We’ve already seen how our Algae Screen™ process can keep algae free of invaders in the growth phase. Now we know that there is concrete benefit at the harvesting stage too.”

OriginOil’s “Solids Out of Solution” process uses the company’s proven Single Step Extraction™ to dewater algae, then a second stage to concentrate it. As shown in the recent test, the combined electrical activity is responsible for killing up to 99% of the bacteria and other organisms, while the algae cells survive in a nearly sterile environment.

Extending the shelf life and increasing the quality of algal biomass may very favorably change the economics of algae production, potentially generating new applications for algae.

Commercial algae farms are often located in areas with lots of sunlight and temperatures that exceed 32º C (90º F) in the daytime for several months a year. This makes spoilage a real concern. OriginOil’s Solids Out of Solution™ (SOS) process could increase the shelf life of algae at these high temperatures, allowing producers more time to process biomass into useful algae products with increased quality and reduced product loss.

Algae decay depends on the amount of bacterial colonies per gram (CFU/g). Once the number of bacterial colonies reaches a threshold, the algal biomass is considered “rotten”.  The shelf life of algal biomass depends on the initial amount of bacterial colonies present in the sample and the growth rate of bacteria for the specific bacterial colony. The growth rate of bacteria is directly proportional to the moisture content and temperature.  If the initial amount of bacteria is lowered, then the shelf life of the biomass increases, provided that temperature and moisture remain the same.

Algae is a multi-billion dollar, fast-growing market. The global market value of microalgal products was estimated to exceed $6 billion in 2004 (Pulz, Gross) and has grown greatly over the past decade. And algae biofuels technologies, valued at only $271 million in 2010, are forecasted to grow to $1.6 billion in 2015 (Algae Biofuels Production Technologies Worldwide Market Research Report).

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About OriginOil, Inc.

OriginOil has developed an energy production process for harvesting algae and cleaning up oil & gas water. Operating at the first stage of extraction, this high-speed and chemical-free process can be embedded in other systems to improve performance. Originally invented to solve the biggest problem in algae production, it is now finding demand in oil and gas fracking and production water cleanup, an immediate and fast-growing market that desperately needs clean technology solutions. To learn more about OriginOil®, please visit our website atwww.originoil.com.

Safe Harbor Statement:

Matters discussed in this update contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.   The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:                                                      Jerry Schranz
Antenna Group – a Beckerman Company
201-465-8020
jerry@antennagroup.com

Investor Relations OriginOil:
Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@originoil.com
www.originoil.com

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